CONSENT OF ACTUARY

The Board of Directors
IDS Life Insurance Company of New York

I consent to the reference to me under the caption "Experts" and to use the use of my opinion dated September 19, 2002 on the illustrations used by IDS Life Insurance Company of New York in the Prospectus for the Flexible Premium Survivorship Variable Life Insurance Policy (SUCS-NY) offered by IDS Life Insurance Company of New York as part of Post-Effective Amendment No. 5 (Form S-6, File No. 333-42257) to the Registration Statement being filed under the Securities Act of 1933.


/s/ Mark Gorham
-----------------------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development

    Minneapolis, Minnesota
    September 19, 2002